Exhibit 99

NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Stan Fronczkowski	Brian Korb
Chief Financial Officer	The Trout Group
(302) 456-6789	(646) 378-2923
www.sdix.com	bkorb@troutgroup.com

Strategic Diagnostics Reports Fourth Quarter and Full Year 2008 Results

Significant Year-Over-Year Growth in Genomic Antibody Technology™

NEWARK, Del., February 26, 2008 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of biotechnology-based detection solutions for a broad range of life science and industrial applications, today reported financial results for the quarter and year ended December 31, 2008. Revenues for the fourth quarter increased 2% to $7.0 million, compared to $6.9 million for the third quarter of 2008, and decreased 3% compared to $7.3 million in the fourth quarter of 2007. Revenues for the fourth quarter of 2008 were positively impacted by a 260% increase in sales of Genomic Antibody Technology™ (GAT™) products over the comparable prior quarter. The Food Pathogen and Water and Environmental Product business units showed year-over-year declines in revenues of 2% and 22%, respectively, for the quarter.  The Ag-GMO business unit showed a 12% increase over the comparable prior quarter.

Full year revenues increased 2% to $27.7 million, compared to $27.2 million for 2007. Revenues were positively impacted by a 155% increase in GAT™ product sales, a 20% year-over-year increase in Food Pathogen products, as well as a 2% increase in Water and Environmental products.  There was a 6% decline in Ag-GMO revenues from 2007 to 2008.

Francis DiNuzzo, the Company’s Chief Executive Officer, commented, “SDI exhibited solid fourth quarter results in the midst of a discouraging economic climate.  The fourth quarter demonstrated SDI’s continued success in penetrating the life science marketplace, especially with the key GAT™ technology.  We were pleased with our Ag-GMO business, which delivered a modest 2% increase in overall revenue on a sequential basis, while economic challenges have adversely affected the markets served by our Food and Water businesses, resulting in a slowdown in revenue growth.  Noteworthy also was a $600,000 improvement in operating income excluding the goodwill impairment charge this quarter as compared to the third quarter of 2008, demonstrating our commitment to bringing SDI back to profitability even in challenging market conditions.   Despite being faced with considerable one-time expenses in 2008, we continued to take significant steps towards long-term sustainable growth and profit.  We have made substantial strides over the course of this past year to strengthen the Company’s strategic focus, operations and leadership.  I look forward to continuing to develop our core technology platforms and business units to penetrate life sciences markets, improve our margins and drive shareholder value.  We at SDI have remained proactive in making significant investments in the life science market and transformations in our management team to best position the Company for success in 2009.”

Financials

In 000s	Q4 – 2008	Q4 - 2007	Full Year 2008	Full Year 2007
Revenues	$7,028	$7,271	$27,659	$27,207
Gross Profit	3,798	4,396	14,568	16,441
R&D Expense	746	754	3,576	2,938
SG&A Expense	3,611	3,329	14,425	11,990
Operating Income (Loss)	(4,703)	311	(7,566)	1,403
Pre-tax Income (Loss)	(4,680)	409	(7,409)	1,836
Net Income (Loss)	(12,484)	166	(15,795)	860

Gross profit (defined as total revenues less manufacturing expenses) for the quarter ended December 31, 2008 totaled $3.8 million, as compared to $4.4 million for the same period in 2007.  Gross margins were 54% for the fourth quarter of 2008 compared to 60% for the same period in 2007.  Margins were negatively impacted by inventory write-offs in antibody and Ag-GMO products as well as by underutilized capacity in the antibody business.

Selling, general and administrative (SG&A) expenses rose to $3.6 million for the fourth quarter of 2008 from $3.3 million for the fourth quarter of 2007. As a percentage of sales in these periods, SG&A expenses were 51% of revenues compared to 46% for the prior year. This increase is largely driven by one-time costs associated with recruiting fees for management changes and additional ongoing investments to strengthen the Company’s entry into the life sciences markets.

Research and development expenses in the fourth quarter of 2008 were consistent with the same period in 2007, at approximately $750,000.

The Company’s loss from ongoing operations excluding goodwill impairment for the fourth quarter was $530,000, marking an improvement of approximately $569,000 when compared to the third quarter of 2008.  Including goodwill impairment, pre-tax loss for the fourth quarter of 2008 was $4.7 million compared to pre-tax income of $409,000 for the prior year’s fourth quarter. Net loss for the fourth quarter of 2008 was $12.5 million, or ($0.62) per diluted share, compared to net income of $166,000, or $0.01 per diluted share, for the fourth quarter last year.

For the year ended December 31, 2008, gross margins were 53%, compared to 60% for 2007.  Research and development expenses for the full year 2008 were 13% of revenues, compared to 11% for 2007.  SG&A expenses for the full year 2008 were 52% of revenues, compared to 44% for 2007.  As previously mentioned, SG&A expenses were adversely affected by one-time costs associated with changes to the Company’s management team. Pre-tax loss for the year ended December 31, 2008 was $7.4 million, compared to pretax income of $1.8 million in 2007.  Net loss for the year ended December 31, 2008 was $15.8 million, or ($0.78) per diluted share, compared to $860,000, or $0.04 per diluted share for the prior year. Diluted shares of 20.3 million and 20.6 million were used in the computations for the years 2008 and 2007, respectively.

As previously announced, the Company recorded both a non-cash charge of approximately $4.2 million for impairment of goodwill and a valuation allowance against deferred tax assets of approximately $9.6 million in the fourth quarter of 2008.  The impairment charge results from adverse equity market conditions that caused a decrease in current market multiples and the Company’s stock price as of December 31, 2008.  The valuation allowance recorded against deferred tax assets is primarily due to uncertainty in overall economic conditions, which may not allow the Company to utilize the net operating loss carryforwards prior to their expiration.  These non-cash charges do not impact the Company’s ongoing business operations.

Antibody Products
Antibody revenues totaled $3.8 million for the quarter ended December 31, 2008, remaining consistent with the same period in 2007.  The GAT™ antibody business continued to show strong growth with a 260% increase from the same period last year.  For the year ended December 31, 2008, antibody revenues decreased 3% over 2007.

Food Pathogen Products
Food Pathogen revenues totaled $1.3 million for the fourth quarter of 2008, a 2% decrease compared to the same quarter in 2007.  While the Company continues to develop its SELECT™ product line, inventory reductions across the food market supply chain have resulted in a reduction in output from food producers, which has subsequently reduced the demand for products provided by the Company.  Despite the near-term slowdown in the food market, SDI recorded a 20% increase for the year ended December 31, 2008, as compared to 2007.

Ag-GMO Products
Revenues for Ag-GMO products totaled $680,000 for the fourth quarter of 2008, compared to $610,000 for the fourth quarter of 2007, an increase of 12%. For the year ended December 31, 2008, revenues declined 6% from 2007.

Water and Environmental Products
Water and Environmental Products revenue was $1.1 million for the fourth quarter of 2008, a decrease of 22% compared to $1.3 million for the fourth quarter of 2007.  Revenues from the Water and Environmental Product line for the full year 2008 were $5.2 million, an increase of 2% over full year 2007.

Industrial Biofermentation
Throughout the quarter, the Company continued to develop its bacteriophage technology in the production of ethanol from corn.  The Company has engaged a professional in the field to collaborate with Energetix LLC, a business advisory and consulting firm, in analyzing last quarter’s successful completion of the pilot ethanol plant in order to best further develop the phage program.

Balance Sheet
The Company completed the quarter ended December 31, 2008 with a cash balance of $10.0 million. Stockholders’ equity at December 31, 2008 was $21.2 million.

Reconciliation of Non-GAAP Financial Measures:

The Company believes this computation helps investors assess the growth in pre-tax income and operating income.

Pre-tax Income (Loss) Excluding Goodwill Impairment Charge:
				Full Year	Full Year
	Q4-2008	Q4-2007	Q3-2008	2008	2007
Pre-tax income (loss)	$(4,680)	$409	$(1,099)	$(7,409)	$1,836
Goodwill impairment charge	4,150	-	-	4,150	-

Pre-tax income (loss) excluding goodwill impairment charge	$(530)	$409	$(1,099)	(3,259)	1,836

Operating Income (Loss) Excluding Goodwill Impairment Charge:
				Full Year	Full Year
	Q4-2008	Q4-2007		2008	2007
Operating income (loss)	$(4,703)	$311		$(7,566)	$1,403
Goodwill impairment charge	4,150	-		4,150	-

Operating income (loss) excluding goodwill impairment charge	$(553)	$311		$(3,416)	$1,403

Conference Call
A conference call to review fourth quarter results is scheduled for today at 4:30 p.m. The dial-in number for the live conference call will be 877-407-8031 (201-689-8031 outside the United States). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. Eastern Time on February 26, 2009 through 11:59 p.m. Eastern Time on February 27, 2009. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the United States) and enter account number 286 and conference ID 312331.

About Strategic Diagnostics Inc.
Strategic Diagnostics Inc. is a leading provider of antibody technology to the life science market place.  Additionally the Company provides biotechnology-based detection solutions for a broad range of food, water, agricultural, and environmental applications. By applying its core competencies of antibody and assay development, the Company produces unique, sophisticated reagents, reagent systems, antibody design services and bio-detection solutions to customer needs. Customers benefit from the enablement of their research into critical health care challenges of disease understanding, therapeutic development and diagnostic discovery.  Industrial customers benefit with quantifiable “return on investment” by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in antibody design, immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the Research, Human/Animal Diagnostics, and Pharmaceutical industries, and position the Company for broader participation in proteomics research and discovery.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,	December 31,
	2008	2007
ASSETS
Current Assets :
Cash and cash equivalents	$9,980	$12,988
Receivables, net	4,099	4,110
Inventories	3,890	4,204
Deferred tax asset	3	1,201
Other current assets	534	521
Total current assets	18,506	23,024

Property and equipment, net	5,275	5,481
Other assets	107	7
Deferred tax asset	71	7,389
Goodwill	-	4,201
Intangible assets, net	1,562	1,847
Total assets	$25,521	$41,949

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities :
Current portion of long-term debt	$1,658	$611
Accounts payable	691	569
Accrued expenses	1,860	1,866
Deferred revenue	64	5
Total current liabilities	4,273	3,051

Long-term debt	-	1,640
Other non-current liabilities	-	130
Total non-current liabilities	-	1,770

Stockholders' Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.01 par value, 35,000,000 shares authorized,
20,680,522 and 20,410,540 issued
at December 31, 2008 and December 31, 2007, respectively	206	205
Additional paid-in capital	40,345	39,594
Treasury stock, 406,627 and 0 common shares at cost	(555)	-
at December 31, 2008 and December 31, 2007, respectively
Accumulated deficit	(18,625)	(2,830)
Cumulative translation adjustments	(123)	159
Total stockholders' equity	21,248	37,128
Total liabilities and stockholders' equity	$25,521	$41,949

The accompanying notes are an integral part of these statements.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Revenues	$7,028	$7,271	$27,659	$27,207

OPERATING EXPENSES:
Manufacturing	3,230	2,875	13,091	10,766
Research and development	746	754	3,576	2,938
Selling, general and administrative	3,611	3,329	14,425	11,990
Goodwill impairment	4,150	-	4,150	-
(Gain) loss on disposal of assets	(6)	2	(17)	110
Total operating expenses	11,731	6,960	35,225	25,804

Operating income (loss)	(4,703)	311	(7,566)	1,403

Interest income, net	23	98	157	433

Income (loss) before taxes	(4,680)	409	(7,409)	1,836

Income tax expense	7,804	243	8,386	976

Net income (loss)	$(12,484)	$166	$(15,795)	$860

Basic net income (loss) per share	$(0.62)	$0.01	$(0.78)	$0.04

Shares used in computing basic
net income (loss) per share	20,166,001	20,395,803	20,312,707	20,325,285

Diluted net income (loss) per share	$(0.62)	$0.01	$(0.78)	$0.04

Shares used in computing diluted
net income (loss) per share	20,166,001	20,767,730	20,312,707	20,562,645

The accompanying notes are an integral part of these statements

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year
	Ended December 31,
	2008	2007

Cash Flows from Operating Activities :
Net income (loss)	$(15,795)	$860
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities :
Goodwill impairment charge	4,150	-
Depreciation and amortization	1,401	1,206
Share-based compensation expense	682	430
Deferred income tax provision	8,566	769
(Gain) Loss on disposal of fixed assets	(17)	93
(Increase) decrease in :
Receivables	11	(432)
Inventories	314	(1,026)
Other current assets	(13)	(29)
Other assets	(100)	(14)
Increase (decrease) in :
Accounts payable	122	32
Accrued expenses	1	411
Deferred Revenue	59	(128)
Other non-current liabilities	(130)	130
Net cash provided by (used in) operating activities	(749)	2,302

Cash Flows from Investing Activities :
Purchase of property and equipment	(929)	(2,484)
Proceeds from sale / disposal of assets	34	2

Net cash used in investing activities	(895)	(2,482)

Cash Flows from Financing Activities :
Proceeds from exercise of incentive stock options	-	537
Proceeds from employee stock purchase plan	66	36
Proceeds from issuance of long and short term debt	-	2,000
Purchase of treasury stock	(555)	-
Repayments on financing obligations	(593)	(311)

Net cash provided by (used in) financing activities	(1,082)	2,262

Effect of exchange rate changes on cash	(282)	14

Net increase (decrease) in Cash and Cash Equivalents	(3,008)	2,096

Cash and Cash Equivalents, Beginning of Year	12,988	10,892

Cash and Cash Equivalents, End of Year	$9,980	$12,988

Supplemental Cash Flow Disclosure :

Cash paid for taxes	11	233

Cash paid for interest	119	69

The accompanying notes are an integral part of these statements